Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements, Form S-8 No. 333-101121 pertaining to the Pactiv Corporation 2002 Incentive Compensation Plan, Form S-8 No. 333-33484, pertaining to the Pactiv Corporation Employee Stock Purchase Plan, Form S-8 No. 333-90333, pertaining to Tenneco Packaging Inc. Thrift Plan for Hourly Employees of Tenneco Packaging and Tenneco Packaging Thrift Plan, and Form S-8 No. 333-154578 pertaining to the Pactiv Corporation Deferred Compensation Plan and the Pactiv Corporation Deferred Retirement Savings Plan, of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedules of Pactiv Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Pactiv Corporation filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 26, 2010